Exhibit 10.2
UNITED INSURANCE HOLDINGS CORP.
A Delaware Corporation

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of July, 2013 (“Effective Date”) by and between UNITED INSURANCE HOLDINGS CORP., a Delaware Corporation, and any of its parent or subsidiary companies (collectively, the “Company”), and Jay K. Williams (the “Executive”).

Recitals

1.	The Executive will be the Vice President of Marketing (“VP of Marketing”) of the Company and has the requisite experience to serve as such.

2.	The Executive, in his duties, will come to possess intimate knowledge of the business and affairs of the Company and its Subsidiaries their policies, methods and personnel.

3.
The Board of Directors (the “Board”) of the Company recognizes that the Executive's contribution, as VP of Marketing of the Company, to the growth and success of the Company and its Subsidiaries will be substantial and desires to assure the Company of the Executive's employment in an executive capacity and to compensate him therefore.

4.	The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company and its Subsidiaries.

5.	The Executive is willing to make his services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1.	Term and Duties

1.1
Term. The Company shall employ the Executive and the Executive shall continue to serve the Company and its Subsidiaries on conditions set forth herein for a term that begins on the Effective Date and continues until the second (2) year anniversary of the Effective Date (“Initial Term”). This Agreement shall automatically renew for additional one-year terms (“Renewal Term”), at the expiration of the Initial Term or any subsequent Renewal Term, unless the either party provides at least one-hundred eighty (180) days' written notice of their intent not to renew this Agreement, or unless this Agreement is otherwise terminated in accordance with Section 4.1 hereof.

1.2
Duties of Executive. During Executive's employment, the Executive shall serve as VP of Marketing and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the CEO and the Board; and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a fulltime basis to the business and affairs of the Company and the Subsidiaries. Notwithstanding the foregoing, the Executive may be involved with charitable organizations. Additionally, the Executive may engage in such other pursuits, including, without limitation, personal, legal and financial affairs, as shall not interfere or conflict with the proper performance of his duties hereunder.

2.	Compensation.

2.1
Base Salary. The Executive shall receive a base salary at the annual rate of $200,000. The base salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Base salary may be increased during the Employment Term but may not be decreased, and the Company shall consider, on an annual basis, the nature, extent and advisability, if any, of an increase in the Executive's Base Salary.

2.2
Additional Cash Compensation. During Executive's employment, Executive shall be eligible to receive annual bonuses which, in the discretion of the Board, are payable to executive management. Annual bonuses will be based on achievement against goals established for the senior executive officer group including Executive by the Board in consultation with the Executive.

2.3
Restricted Stock Grant. After ninety (90) days from the Effective date of this agreement, the Company shall negotiate and enter into a Restricted Stock Agreement ("RSA") with Executive to issue shares of restricted common stock no later than one hundred eighty (180) days from the Effective date of this agreement. The number of shares issued under the RSA will be at the discretion of the Company, but shall have a fair value of no less than ten percent (10%) of the Executive's Base Salary at the date of issuance. The restricted stock shall vest at the conclusion of the one year anniversary of the RSA effective date.

2.4
Equity Incentive Compensation. In addition to any compensation payable under Section 2.1, 2.2 and 2.3, the Executive shall also be eligible to participate in any future equity incentive compensation plans or directed share programs designed for members of the Company's Senior Management team approved by the CEO and Board of Directors so long as this agreement remains in effect.

3.	Other Benefits.

3.1
Expense Reimbursement. During Executive's employment, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company and the Subsidiaries, including expenses for travel and entertainment, for which the Executive shall have an expense allowance as set by the Board from time to time. Expenses incurred by the Executive in connection with maintaining professional licenses and relevant technical job knowledge including, but not limited to, continuing education, professional fees, dues and subscriptions, shall be fully reimbursed without limitation.

3.2
Other Benefits. During Executive's employment, Executive will be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company's, deferred compensation, medical, dental, vacation, life insurance and disability programs, and other benefits generally available to the Company's senior executives from time to time.

3.3
Working Facilities. During Executive's employment, the Company shall furnish the Executive with an office, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

3.4
Vacation. During Executive's employment, Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company. Reasonable vacations shall be no less than three (3) weeks or fifteen (15) business days, excluding holidays, each calendar year.

4.	Termination.

4.1
Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time by the Company for Cause. As used in this Agreement “Cause” shall only mean (i) any action or omission of the Executive which constitutes a material breach of this Agreement, (ii) willful failure to perform the duties assigned to the Executive by the CEO or the Board, from time to time; (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. For purposes of this Paragraph 4.1, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company. With respect to clause (i) and (ii) above, the Company shall provide Executive written notice of the alleged violation and allow Executive ten (10) business days to cure the violation. Any termination for Cause pursuant to this Paragraph 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Paragraph 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the Effective Date of termination specified in such notice. In addition, the Company shall pay any benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 3 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.1, as well as any annual incentive bonuses pursuant to Paragraph 2.2 hereof earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof).

4.2
Termination Due to Death or Disability. In the event of the Executive's death, Executive's employment shall automatically cease and terminate as of the date of death. If Executive becomes Disabled, the Company may terminate Executive's employment upon thirty (30) days written notice to Executive. For purposes of this Agreement, the terms “Disabled” or “Disability” means Executive's inability, because of physical or mental illness or injury, substantially to perform his duties hereunder as a result of physical incapacity for a continuous period of at least six (6) months, to be determined no earlier than at the end of the six (6) month period. In the event of any dispute as to the Executive's incapacitation, the Board shall select a physician and Executive shall select a physician. If the two physicians are unable to agree on whether Executive is Disabled for purposes of this Agreement, those two physicians shall select a third physician, whose determination shall be final and binding upon both the Executive and the Company. In the event of the termination of employment due to Executive's death or Disability, Executive or his estate or legal representatives shall be entitled to receive:

(i)	payment for all accrued but unpaid Base Salary as of the date of Executive's termination of employment;

(ii)	reimbursement for expenses incurred by the Executive pursuant to. Paragraph 3.1 hereof up to and including the date on which employment is terminated;

(iii)
any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans (with the payments described in subsections (i) through (iii) above collectively called the “Accrued Payments”);

(iv)	any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

(v)
if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year;

(vi)	in the case of death of Executive, the Company shall continue in force all benefits applicable to Executive's family for six (6) months.

(vii)
Any payments under this paragraph shall be made on or before March 15th of the year following Executive's death or Disability (with the exception of Base Salary and reimbursement of expenses, which shall be paid no later than the pay period immediately following termination of employment).

4.3
Termination Without Cause. Either party may terminate Executive's employment hereunder without Cause at any time by providing one-hundred eighty (180) days written notice of such termination. In the event of the termination of Executive's employment under this Paragraph 4.3 without Cause by the Company, then Executive shall be entitled to:

(i)	payment of the Accrued Payments in full within the next normal payroll period following Termination;

(ii)
any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, to be paid in full within the next normal payroll period following Termination;

(iii)
if employment termination occurs prior to the end of any fiscal year, the annual incentive bonus for such fiscal year in which employment termination occurs for which Executive would have been entitled if employed at the conclusion of the fiscal year determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year, to be paid in full within ninety days following completion of the fiscal year;

(iv)
the Company shall arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive hereof until the earlier of (a) a one-hundred twenty (120) day period from the effective date of termination; or (b) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer (determined on a benefit-by-benefit and coverage-by-coverage basis). The foregoing is referred to as “Benefits Continuation”. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

In the event of the termination of Executive's employment under this Paragraph 4.3 without Cause by the Executive, then Executive shall be entitled to items listed above in subparagraphs (i), (ii), and (iii) above only. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof).

4.4
Specified Employee. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive's termination of employment Executive is a “specified employee,” as defined below, any and all amounts payable to Executive on account of such separation from service that would be nonqualified deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a single sum on the next regular payday following the expiration of such six (6) month period or, if earlier, the date of Executive's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by the Company in its discretion; (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A, shall not be subject to any such acceleration.

4.5
Separation from Service. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1 (h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

4.6	409A Compliance. Payments under this Agreement are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and the Agreement shall be construed accordingly.

4.7
Release of Claims as Condition. The Company's obligation to pay to the Executive the benefits described in paragraphs 4.2(v) and 4.3(iii) and (iv) of this Agreement shall be conditioned upon the Executive, or his legal representative as appropriate, having delivered to the Company an executed full and unconditional release (that is not subject to revocation) of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company's counsel.

4.8
No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment unless otherwise provided herein.

5.	Restrictive Covenants.

5.1
Confidentiality/Non-Disclosure. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

1.
Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

2.
Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company's or its Subsidiaries' suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

3.
Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

4.	Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries.

Confidential Information shall not include information that: (i) is or becomes public information without breach of this Agreement by Executive; (ii) was in Executive's possession (in writing or other recorded form) prior to his employment by the Company with no obligation to maintain confidentiality, as evidenced by written or electronic records; (iii) was received from a third party not under any obligation of confidentiality to the Company; or (iv) is required to be disclosed by Executive by law or a final order of a court or other governmental agency or authority of competent jurisdiction (collectively, “Order”); provided, however, reasonable notice prior to any such disclosure shall be given to the Company to allow sufficient time for the Company to obtain injunctive relief, a protective order or similar remedy.

“Intellectual Property," or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; and (5) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.
The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company.
The Executive acknowledges and agrees that (1) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement.
The Executive acknowledges and agrees this Agreement is binding on the Executive's heirs, executors, successors, administrators, representatives and agents.
The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

1.
To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company's and its Subsidiaries' customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any Person;

2.
Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive's assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Board of the Company, or their successors as an action permitted under the operating agreement of the Company;

3.
To tender all Confidential Information to the Company, and destroy any of the Executive's additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement;

4.
To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during Executive's employment under this Agreement (if such IP is related to the Company's area of business), or (c) which results or is suggested by any work done for or at the request of the Company or its

Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

5.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

6.	Immediately notify the Board of any breach of this Agreement; and

7.
Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

5.2
Non-Solicitation. The Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, for any Person, through the period ending on the second (2nd) annual anniversary of the last day of the Executive's employment with the Company attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year. This Section shall not apply to former employees that were terminated by the Company.

5.3
Consent to Injunction. The Executive acknowledges that any breach of a covenant contained in Paragraph 5 of this Agreement will result in irreparable injury to the Company or its Subsidiaries and that the Company's or its Subsidiaries' remedy at law for such a breach may be inadequate and will be extremely difficult to calculate or determine. Accordingly, the Executive agrees and consents that upon any such breach, the Company or its Subsidiaries shall, in addition to all other remedies available at law and in equity, be entitled to (A) both preliminary and permanent injunctions to prevent or halt any such breach or threatened breach, and (B) recover the cost of such attorney's fees as the Company or its Subsidiaries may incur to enforce it rights hereunder if the Company is a prevailing party in such litigation. Further, the Executive agrees that in the event of any breach hereunder, the Company or its Subsidiaries shall have the right to seek restraining orders and/or injunctions

5.4
Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed herefrom and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board's request at any time.

6.
Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

7.
Indemnification. The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors' and officers' insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies as well as provided under any policy of indemnification then in effect for the Company.

8.
Enforceability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

9.
Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

10.
Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

11.	Survival. Anything hereof to the contrary notwithstanding, the provisions of Paragraphs 2 through 18 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

12.
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

13.
Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

14.
Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

15.
Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of the State of Florida within the County which the Company maintains its primary offices or in the U.S. District Court of Florida for the district in which the Company maintains its primary offices, whichever is applicable. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

Notwithstanding the foregoing provisions of this Paragraph, each of the parties agrees that, prior to commencing litigation under this Agreement, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Atlanta, GA Resolutions Center (or any successor location) or a mutually agreed upon certified mediator in Tampa, FL, pursuant to the procedures of JAMS International Mediation rules or the Florida Rules for Certified and Court-Appointed Mediators, to be conducted in the State of Florida, Hillsborough County (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the parties or affect the parties' other rights).
The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

16.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

17.
Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

18.
Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter, including, without limitation, the Term Sheet.

19.
Expenses. Reasonable legal fees and expenses up to a maximum total of $1500 incurred by the Executive in negotiating and entering into the Term Sheet and this Agreement will be paid by the Company. All such fees and expenses will be paid by the Company within 30 days after the Company's receipt of the invoices therefor.

IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.
UNITED INSURANCE HOLDINGS CORP.
By:     /s/ John L. Forney
Name:     John L. Forney
Title:     Chief Executive Officer
EXECUTIVE
/s/ Jay K. Williams
Jay K. Williams

Notary Acknowledgment